Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

RETAIL SALES FOR FORD'S NEW MID-SIZE SEDANS CLIMB
18 PERCENT IN JULY; FORD POSTS SECOND BEST RETAIL
MONTH IN 2006

•  Retail sales for the Ford Fusion, Mercury Milan, and Lincoln Zephyr were a record 19,440 in July, up 18 percent compared with June. Total sales (including fleet deliveries) for the company's new mid-size sedans were 20,129.
•  Overall, Ford's July retail sales were up 7 percent compared with June - the second best retail month in 2006.
•  Ford's total July sales were down 34 percent compared with July 2005 when Ford offered employee prices to all customers.

DEARBORN, Mich., Aug. 1 - Retail demand continues to grow for Ford's new mid-size sedans (Ford Fusion, Mercury Milan, and Lincoln Zephyr). Retail sales for the trio totaled 19,440, up 18 percent compared with June 2006. Total sales (including fleet deliveries) were 20,129.

Demand is expected to remain strong in the coming months as 2007 models, which went into production on July 31, will incorporate several standard safety features (e.g., side air bags) and all-wheel drive as an option.

Overall, Ford's July retail sales were up 7 percent compared with June - the second best retail month in 2006. Seven Ford products posted their best retail sales of the year including the Fusion, Milan, Ford Five Hundred, and Ford Explorer. Ford's F-Series truck posted its second best retail month of the year as did the Ford Freestyle and the Ford Expedition.

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Compared with July 2005, most Ford products experienced sharp declines and overall sales declined 34 percent. In July 2005, Ford offered employee prices (Ford Family Plan) to all customers and posted record sales for the month.

"We had a solid retail month in July," said Al Giombetti, president, Ford and Lincoln Mercury sales and marketing. "We are particularly encouraged by the response to our new cars, which offer distinctive styling and outstanding fuel economy. They are definitely the right products at the right time."

Later this year, Ford will introduce two all-new crossover utilities, the Ford Edge and Lincoln MKX.

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